EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-165098, 333-165101, 333-54266, 333-231199, 333-251486, 333-262922, and 333-271875 on Form S-8 and Registration Statement No. 333-271874 on Form S-3 of our reports dated November 20, 2024, relating to the financial statements of Surmodics, Inc. and the effectiveness of Surmodics, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended September 30, 2024.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

November 20, 2024